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                                                                    EXHIBIT 12.1

                          TESORO PETROLEUM CORPORATION

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES EXHIBIT

                                                                                                TESORO
                                                                                              HISTORICAL  PRO FORMA
                                             TESORO HISTORICAL                    PRO FORMA   ----------  ----------
                             --------------------------------------------------   ---------     NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                        SEPTEMBER 30, 2001
                             --------------------------------------------------------------   ----------------------
                               1996      1997      1998       1999       2000        2000
                             --------   -------   -------   --------   --------    --------
                                                         (DOLLARS IN THOUSANDS)
EARNINGS:
  Earnings (Loss) from
    continuing operations
    before income taxes and
    extraordinary loss.....  $(20,300)  $ 3,400   $12,100   $ 51,200   $123,500    $154,200     $140,200     $210,000
  Interest expense, net of
    capitalized interest...    13,290     8,100    24,790     36,710     31,720      84,020       30,600       66,600
  Amortization of debt
    discount...............       255        --       100        215        235         235          200          200
  Amortization of debt
    issuance costs.........       255        --       310        675        745       9,245          600        2,300
  Estimated interest
    portion of rents(b)....    10,000    12,400    17,400     22,400     19,800      20,600       12,600       13,220
                             --------   -------   -------   --------   --------    --------     --------     --------
         Total Earnings....  $  3,500   $23,900   $54,700   $111,200   $176,000    $268,300     $184,200     $292,320
                             --------   -------   -------   --------   --------    --------     --------     --------
FIXED CHARGES:
  Interest expense whether
    expensed or
    capitalized............  $ 13,290   $ 8,500   $24,890   $ 37,310   $ 32,420    $ 84,720     $ 34,900     $ 70,900
  Amortization of debt
    discount...............       255        --       100        215        235         235          200          200
  Amortization of debt
    issuance costs.........       255        --       310        675        745       9,245          600        2,300
  Estimated interest
    portion of rents(b)....    10,000    12,400    17,400     22,400     19,800      20,600       12,600       13,220
                             --------   -------   -------   --------   --------    --------     --------     --------
         Total Fixed
           Charges.........  $ 23,800   $20,900   $42,700   $ 60,600   $ 53,200    $114,800     $ 48,300     $ 86,620
                             --------   -------   -------   --------   --------    --------     --------     --------
RATIO OF EARNINGS TO FIXED
  CHARGES..................        (a)     1.14x     1.28x      1.83x      3.31x       2.34x        3.81x        3.37x
                             ========   =======   =======   ========   ========    ========     ========     ========

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(a)  In 1996 earnings were insufficient to cover fixed charges by $20.3 million.

(b) For a majority of the marine charter leases the interest portion of rents was estimated by using the Company's incremental borrowing rate in effect at the inception of the leases. For the remaining leases, interest expense was estimated by using one third of the rental payments. Total rental expense including marine charters was approximately $42 million, $45 million, $54 million, $64 million and $60 million for the years ended 1996, 1997, 1998, 1999 and 2000, respectively, and approximately $45 million for the nine months ended September 30, 2001.

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